Main Street Announces 2018 Fourth Quarter And Annual Results

Fourth Quarter 2018 Net Investment Income Increased to $0.69 Per Share

Fourth Quarter 2018 Distributable Net Investment Income Increased to $0.72 Per Share

HOUSTON, Feb. 28, 2019 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights

  Net investment income of $42.1 million (or $0.69 per share), representing a 12% increase from the fourth quarter of 2017
  Distributable net investment income(1) of $44.4 million (or $0.72 per share), representing an 11% increase from the fourth quarter of 2017
  Total investment income of $59.3 million, representing a 6% increase from the fourth quarter of 2017
  Declared regular monthly dividends totaling $0.585 per share for the first quarter of 2019, or $0.195 per share for each of January, February and March 2019, representing a 2.6% increase from the regular monthly dividends paid for the first quarter of 2018
  Paid semi-annual supplemental cash dividend of $0.275 per share in December 2018
  Completed $60.0 million in total lower middle market ("LMM") portfolio investments, including investments totaling $46.3 million in one new LMM portfolio company, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $25.0 million in total LMM portfolio investments
  Net decrease of $5.9 million in middle market portfolio investments
  Net increase of $35.0 million in private loan portfolio investments
  Amended revolving credit facility ("Credit Facility") to increase the total commitments by $25.0 million to $705.0 million from a diversified group of eighteen lenders

Full Year 2018 Highlights

  Net investment income of $156.6 million (or $2.60 per share), representing a 16% increase from 2017
  Distributable net investment income(1) of $165.8 million (or $2.76 per share), representing a 14% increase from 2017
  Total investment income of $233.4 million, representing a 13% increase from 2017
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.4%
  Net asset value of $24.09 per share at December 31, 2018, representing an increase of $0.56 per share, or 2.4%, compared to $23.53 per share at December 31, 2017, or an increase of $1.11 per share, or 4.7%, after excluding the effect of the semi-annual supplemental cash dividends paid in 2018
  Generated net realized gains of $13.7 million resulting from the exits of 11 portfolio companies and other activity in our LMM portfolio
  Net increase in net assets resulting from operations of $168.2 million (or $2.80 per share)
  Return on equity(2) for the year of 11.7%
  Paid regular monthly dividends totaling $2.295 per share, representing a 2.7% increase compared to $2.235 for 2017
  Paid supplemental cash dividends totaling $0.55 per share, unchanged from the prior year
  Completed $348.2 million in total LMM portfolio investments, including investments totaling $297.5 million in ten new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $212.9 million in total LMM portfolio investments
  Net decrease of $27.5 million in middle market portfolio investments
  Net increase of $60.3 million in private loan portfolio investments
  Amended Credit Facility to increase the total commitments by $120.0 million to $705.0 million, an increase of more than 20%, from a diversified group of eighteen lenders and extended maturity to September 2023

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased with our operating results for both the fourth quarter and full year 2018, periods during which we increased our total investment income and our distributable net investment income per share, in each case over the same periods in the prior year and for the fourth quarter on a sequential basis over the third quarter of 2018. We also generated an increase in our net asset value per share for the full year 2018, maintaining our favorable historical track record of consistently generating annual growth in our regular monthly dividends, net investment income and net asset value per share. As a result of this positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the fourth quarter by approximately 23% and for the full year by approximately 20%. We also closed the year with continued favorable investment activities in the lower middle market, allowing us to close the year with nearly $350 million of lower middle market investments in 2018, representing our best year ever for lower middle market investment origination activity. We believe the combination of these positive results continues to highlight the advantages of our differentiated investment strategy and operating structure, and have us very well positioned for continued success in 2019."

Fourth Quarter 2018 Operating Results

The following table provides a summary of our operating results for the fourth quarter of 2018:

	Three Months Ended December 31,
	2018	2017	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 46,875	$ 44,594	$ 2,281	5%
Dividend income	10,450	9,506	944	10%
Fee income	1,955	1,697	258	15%
Total investment income	$ 59,280	$ 55,797	$ 3,483	6%

Net investment income	$ 42,083	$ 37,483	$ 4,600	12%
Net investment income per share	$ 0.69	$ 0.64	$ 0.05	8%

Distributable net investment income (1)	$ 44,352	$ 39,967	$ 4,385	11%
Distributable net investment income per share (1)	$ 0.72	$ 0.69	$ 0.03	4%

Net increase in net assets resulting from operations	$ 9,505	$ 61,440	$ (51,935)	(85%)
Net increase in net assets resulting from operations per share	$ 0.16	$ 1.05	$ (0.89)	(85%)

The $3.5 million increase in total investment income in the fourth quarter of 2018 from the comparable period of the prior year was principally attributable to (i) a $2.3 million increase in interest income primarily related to higher average levels of investment portfolio debt investments and an increase in their average effective yields, partially offset by decreases in interest income associated with activity from portfolio companies that is considered to be less consistent on a recurring basis or non-recurring and prepayment, repricing and other activities involving existing investment portfolio debt investments, (ii) a $0.9 million increase in dividend income from investment portfolio equity investments and (iii) a $0.3 million increase in fee income. The $3.5 million increase in total investment income in the fourth quarter of 2018 is after the effects of (i) a decrease of $2.7 million related to interest income activity from portfolio companies that is considered to be less consistent on a recurring basis or non-recurring and (ii) a decrease of $1.6 million related to lower accelerated prepayment, repricing and other activity for certain investment portfolio debt investments, in each case when compared to the same period in 2017.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) decreased to $14.9 million in the fourth quarter of 2018 from $15.8 million for the corresponding period of 2017. This comparable period decrease in cash operating expenses was principally attributable to a $2.8 million decrease in compensation expense primarily related to (i) a $1.5 million decrease that is considered to be a one-time, non-recurring benefit due to the conversion of a cash bonus to an expected non-cash restricted stock grant for an executive that will be amortized as non-cash, share-based compensation expense over the future service period, (ii) an additional decrease of $0.9 million related to a decrease in incentive compensation accruals and (iii) a $0.4 million decrease as a result of the decrease in the fair value of our deferred compensation plan assets. This decrease in compensation expense was partially offset by a $1.9 million increase in interest expense primarily due to a higher average balance of Small Business Investment Company ("SBIC") debentures outstanding and an increase in both the average balance outstanding and the interest rate on our Credit Facility. Our Operating Expense to Assets Ratio was 1.4% in 2018 compared to 1.6% in 2017.

The $4.6 million increase in net investment income was primarily attributable to the increase in total investment income and lower operating expenses both as discussed above.

The $4.4 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income and lower operating expenses both as discussed above. Distributable net investment income on a per share basis for the fourth quarter of 2018 reflects (i) a decrease of $0.07 per share due to the decreases in interest income associated with the comparable levels of activity from portfolio companies that is considered to be less consistent on a recurring basis or non-recurring and accelerated prepayment, repricing and other unusual activity for certain investment portfolio debt investments, as discussed above, (ii) an increase of $0.03 per share due to the non-recurring benefit to compensation expense and the decrease in the fair value of the deferred compensation plan assets, both as discussed above, and (iii) a greater number of average shares outstanding compared to the corresponding period in 2017 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $51.9 million decrease in the net increase in net assets resulting from operations was primarily the result of a $76.8 million decrease in net unrealized appreciation from portfolio investments and SBIC debentures, including the impact of accounting reversals relating to realized gains/income (losses), partially offset by (i) a $10.2 million improvement in the net realized loss from investments, (ii) a $10.0 million decrease in the income tax provision and (iii) a $4.6 million increase in net investment income as discussed above. The net realized loss from investments of $1.4 million for the fourth quarter of 2018 was primarily the result of the net realized loss of $2.3 million resulting primarily from losses on the exits of two LMM investments, partially offset by the net realized gains of $0.9 million due to activity in our middle market and other portfolios. The following table provides a summary of the total net unrealized depreciation of $29.1 million for the fourth quarter of 2018:

Three Months Ended December 31, 2018
	LMM (a)	Middle Market	Private Loan	Other		Total
(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$ 2.8	$ 0.7	$ (0.2)	$ -		$ 3.3
Net unrealized appreciation relating to portfolio investments	18.2	(27.3)	(17.7)	(5.6)	(b)	(32.4)
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 21.0	$ (26.6)	$ (17.9)	$ (5.6)		$ (29.1)

Unrealized depreciation relating to SBIC debentures (c)						-
Total net unrealized depreciation						$ (29.1)

(a)	LMM includes unrealized appreciation on 29 LMM portfolio investments and unrealized depreciation on 12 LMM portfolio investments.
(b)	Other includes $4.4 million of unrealized depreciation relating to the External Investment Manager, as defined below, and $1.2 million of net unrealized depreciation relating to the other portfolio.
(c)	Relates to unrealized depreciation on the SBIC debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax provision for the fourth quarter of 2018 of $2.1 million principally consisted of a deferred tax provision of $2.5 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book-tax differences, partially offset by a current U.S. federal and state income tax benefit of $0.5 million.

Liquidity and Capital Resources

As of December 31, 2018, we had $54.2 million in cash and cash equivalents and $404.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of December 31, 2018 are as follows:

  Our Credit Facility included $705.0 million in total commitments from a diversified group of eighteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $800.0 million.
  $301.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 4.2%.
  $345.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.7% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in 2019, and the weighted-average remaining duration was approximately 5.6 years.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2019"). The 4.50% Notes due 2019 mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,476.0 million, or $24.09 per share.

Investment Portfolio Information as of December 31, 2018 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of December 31, 2018:

	As of December 31, 2018
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	69	56	59
Fair value	$ 1,195.0	$ 576.9	$ 507.9
Cost	$ 990.9	$ 608.8	$ 553.3
% of portfolio at cost - debt	68.7%	96.3%	93.0%
% of portfolio at cost - equity	31.3%	3.7%	7.0%
% of debt investments at cost secured by first priority lien	98.5%	87.9%	92.0%
Weighted-average annual effective yield (b)	12.3%	9.6%	10.4%
Average EBITDA (c)	$ 4.7	$ 99.1	$ 46.1

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 40%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including two LMM portfolio companies, one middle market portfolio company and four private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 176% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.8 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.1 to 1.0 and 2.8 to 1.0, respectively.(3) (4)

As of December 31, 2018, we had other portfolio investments in eleven companies, collectively totaling $108.3 million in fair value and $116.0 million in cost basis, which comprised approximately 4.4% of our investment portfolio at fair value.

As of December 31, 2018, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $65.7 million, which comprised approximately 2.7% of our investment portfolio at fair value.

As of December 31, 2018, we had six investments on non-accrual status, which comprised approximately 1.3% of the total investment portfolio at fair value and approximately 3.9% at cost. Our total portfolio investments at fair value were approximately 108% of the related cost basis as of December 31, 2018.

External Investment Manager

The External Investment Manager is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties. The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the fourth quarter of 2018, the External Investment Manager generated $2.9 million of fee income from this relationship, and HMS Income ended the fourth quarter of 2018 with total assets of approximately $1.2 billion. The relationship with HMS Income benefited our net investment income by $2.6 million in the fourth quarter of 2018 through a $1.4 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $1.2 million of dividend income we received from the External Investment Manager.

Fourth Quarter and Full Year 2018 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, March 1, 2019 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2018 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 8, 2019 and may be accessed by dialing 201-612-7415 and using the passcode 13686548#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Fourth Quarter 2018 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600

	MAIN STREET CAPITAL CORPORATION
	Consolidated Statements of Operations
	(dollars in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

	(Unaudited)
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 21,097	$ 20,042	$ 85,853	$ 62,762
Affiliate investments	9,570	7,908	36,800	37,509
Non-Control/Non-Affiliate investments	28,613	27,847	110,702	105,470
Total investment income	59,280	55,797	233,355	205,741
EXPENSES:
Interest	(11,511)	(9,659)	(43,493)	(36,479)
Compensation	(2,004)	(4,799)	(18,966)	(18,560)
General and administrative	(2,845)	(2,926)	(11,868)	(11,674)
Share-based compensation	(2,269)	(2,484)	(9,151)	(10,027)
Expenses allocated to the External Investment Manager	1,432	1,554	6,768	6,370
Total expenses	(17,197)	(18,314)	(76,710)	(70,370)
NET INVESTMENT INCOME	42,083	37,483	156,645	135,371

NET REALIZED GAIN (LOSS):
Control investments	-	-	4,681	259
Affiliate investments	(1,878)	(4,876)	20	8,044
Non-Control/Non-Affiliate investments	465	(6,784)	(3,360)	7,879
Realized loss on extinguishment of debt	-	-	(2,896)	(5,217)
Total net realized gain (loss)	(1,413)	(11,660)	(1,555)	10,965

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	4,469	32,409	37,826	63,627
Affiliate investments	(4,935)	6,682	12,062	(11,330)
Non-Control/Non-Affiliate investments	(28,643)	7,811	(31,907)	(9,752)
SBIC debentures	(2)	804	1,294	6,212
Total net unrealized appreciation (depreciation)	(29,111)	47,706	19,275	48,757

INCOME TAXES:
Federal and state income, excise and other taxes	475	(2,718)	(319)	(5,206)
Deferred taxes	(2,529)	(9,371)	(5,833)	(19,265)
Income tax benefit (provision)	(2,054)	(12,089)	(6,152)	(24,471)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 9,505	$ 61,440	$ 168,213	$ 170,622

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.69	$ 0.64	$ 2.60	$ 2.39
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.16	$ 1.05	$ 2.80	$ 3.01

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	61,186,693	58,326,827	60,176,843	56,691,913

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	December 31, 2018	December 31, 2017
ASSETS

Investments at fair value:
Control investments	$ 1,004,993	$ 750,706
Affiliate investments	359,890	338,854
Non-Control/Non-Affiliate investments	1,089,026	1,081,745
Total investments	2,453,909	2,171,305

Cash and cash equivalents	54,181	51,528
Interest receivable and other assets	39,674	36,343
Receivable for securities sold	1,201	2,382
Deferred financing costs, net	4,461	3,837

Total assets	$ 2,553,426	$ 2,265,395

LIABILITIES

Credit facility	$ 301,000	$ 64,000
SBIC debentures (par: $345,800 ($16,000 due within one year) and $295,800 as of December 31, 2018 and December 31, 2017, respectively)	338,186	288,483
4.50% Notes due 2022 (par: $185,000 as of both December 31, 2018 and December 31, 2017)	182,622	182,015
4.50% Notes due 2019 (par: $175,000 as of both December 31, 2018 and December 31, 2017)	174,338	173,616
6.125% Notes (par: $90,655 as of December 31, 2017)	-	89,057
Accounts payable and other liabilities	17,962	20,168
Payable for securities purchased	28,254	40,716
Interest payable	6,041	5,273
Dividend payable	11,948	11,146
Deferred tax liability, net	17,026	10,553

Total liabilities	1,077,377	885,027

NET ASSETS

Common stock	613	586
Additional paid-in capital	1,409,945	1,310,780
Total distributable earnings (loss)	65,491	69,002

Total net assets	1,476,049	1,380,368

Total liabilities and net assets	$ 2,553,426	$ 2,265,395

NET ASSET VALUE PER SHARE	$ 24.09	$ 23.53

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net investment income	$ 42,083	$ 37,483	$ 156,645	$ 135,371
Share-based compensation expense	2,269	2,484	9,151	10,027
Distributable net investment income (1)	$ 44,352	$ 39,967	$ 165,796	$ 145,398

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.69	$ 0.64	$ 2.60	$ 2.39
Distributable net investment income per share -
Basic and diluted (1)	$ 0.72	$ 0.69	$ 2.76	$ 2.56

MAIN STREET CAPITAL CORPORATION

Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the trailing twelve month period.

(3)	Portfolio company financial information has not been independently verified by Main Street.

(4)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.